May 22, 1997



Star Select Funds
429 North Pennsylvania Street
Indianapolis, Indiana  46204

Gentlemen:

     The undersigned hereby purchases 10,000 shares of the Star Select REIT-Plus Fund at $10.00 per share, representing a total investment of $100,000 in the shares of the series of Star Select Funds. The undersigned hereby represents that (i) such purchase is for investment purposes, and (ii) the undersigned has no present intention of redeeming or selling said shares.


                                             Maxwell C. Weaver Foundation



                                             By:  /s/ Donald L. Keller
                                                  --------------------

                                             Name:  Donald L. Keller

                                             Title:  Senior Vice President